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                                BUFFETS, INC.
                             EMPLOYMENT AGREEMENT


         This Agreement is made as of September 20, 1996 by and between BUFFETS, INC., a Minnesota corporation (the "Company"), and KERRY A. KRAMP (the "Employee").

         WHEREAS, the Company has on the date hereof acquired HomeTown Buffet, Inc., a Delaware corporation ("HomeTown"), pursuant to an Agreement and Plan of Merger dated June 3, 1996 (the "Merger Agreement") by and among the Company, HomeTown and County Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, whereby Merger Sub was merged with and into HomeTown;

         WHEREAS, the Company desires to employ Employee in accordance with the terms and conditions stated in this Agreement; and

         WHEREAS, Employee desires to accept that employment pursuant to the terms and conditions of this Agreement;

         NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I.  EMPLOYMENT

    1.1 EMPLOYMENT. The Company hereby agrees to employ Employee, as President of the Company, commencing the date hereof and continuing until the earlier of (i) September 20, 1998, or (ii) the date his employment terminates pursuant to Article III hereof. Employee accepts such employment pursuant to the terms of this Agreement. Employee shall perform such duties and responsibilities as may be determined from time to time by the Chief Executive Officer of the Company and/or the Board of Directors of the Company, which shall be consistent with his position as an officer of the Company.

    1.2 EXCLUSIVE SERVICES. Employee agrees to devote his full time, attention and energy to performing his duties and responsibilities to the Company under this Agreement during the term of this Agreement. The foregoing, however, shall not preclude Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of nonprofit entities, as long as such activities and service do not unreasonably interfere or conflict with his responsibilities to Company.

    1.3 RELOCATION. During the term of his employment hereunder, Employee shall not be obligated to relocate, without his consent, from the general vicinity of the Minneapolis metropolitan area.

II. COMPENSATION, BENEFITS AND PERQUISITES

    2.1 BASE SALARY. During the period this Agreement is in effect, the Company shall pay Employee an annual minimum base salary of $200,000. The base salary shall be payable in accordance with the Company's standard payroll practices as in effect from time to time. The Board of Directors of the Company will review the

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base salary annually, and may in its sole discretion increase it to reflect performance, appropriate industry guideline data and other factors.

    2.2 BONUS COMPENSATION. Employee shall be entitled to participate in the Company's current cash bonus program, in accordance with the Company's policies; provided, however, that the Company shall not be obligated to continue the existing program or to provide any successor program. With respect to the Company's current bonus program, Employee shall have an opportunity, based on meeting established performance criteria, to earn bonus compensation equal to at least 50% of base compensation.

    2.3 STOCK OPTIONS. The Company has granted to Employee stock options under the Buffets, Inc. 1988 Stock Option Plan (the "Option Plan") to purchase 75,000 shares of the Common Stock of the Company, exercisable at $10.50
(the fair market value at the date of this Agreement as determined under the Option Plan). The terms and conditions of such options shall be as set forth in the Company's standard form of stock option agreement.

    2.4 VACATIONS. Employee shall be entitled to vacation in accordance with policies of the Company regarding vacation time as they shall be in effect from time to time, but not less than three weeks. To the extent that under such policies vacation benefits are dependent upon the length of employment by the Company, Employee shall receive full credit for his employment by HomeTown prior to the date hereof.

    2.5 EMPLOYEE BENEFITS. Employee shall be entitled to the benefits which the Company generally provides to its other executive employees under the applicable Company plans and policies, and to future benefits made generally available to executive employees of the Company, except as otherwise expressly provided herein. Employee's participation in such benefit plans shall be on the same basis as applies to other executive employees of the Company. With respect to plans and policies of the Company to which Employee is eligible to participate, but subject to any limitations contained in such plans and policies, the Company shall provide Employee with full credit for years of past service to HomeTown prior to the date hereof. Employee shall pay any contributions which are generally required of employees to receive any such benefits.

    2.6 EMPLOYMENT TAXES AND WITHHOLDING. As an employee of the Company, Employee recognizes that the compensation, benefits and other amounts provided by the Company under this Agreement may be subject to federal, state or local income taxes. It is expressly understood and agreed that all such taxes shall be the responsibility of the Employee. To the extent that federal, state or local law requires withholding of taxes on compensation, benefits or other amounts provided under this Agreement, the Company shall withhold the necessary amounts from the amounts payable to Employee under this Agreement.

    2.7 EXPENSES. During the term of his employment hereunder, Employee shall be entitled to receive prompt reimbursement from the Company (in accordance with the policies and procedures in effect from time to time for the Company's employees) for all reasonable travel and other expenses incurred by him in connection with his services hereunder pursuant to the Company's travel and entertainment policies then in effect.

III.     TERMINATION OF EMPLOYEE'S EMPLOYMENT

    3.1 TERMINATION OF EMPLOYMENT. Employee's employment under this Agreement and thereafter may be terminated by the Company at any time for any reason; provided, however, that if Employee's employment is

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terminated by the Company during the term of this Agreement for a reason other than for cause (as defined in Section 3.2) or for inability to work (as defined in Section 3.3) or if Employee's employment is terminated by him for Certain Reasons (as defined in Section 3.4), he shall be entitled to continue to receive his base salary under Section 2.1 at regular intervals for the greater of (i) the period commencing on the date of such termination and ending on September 20, 1998; or (ii) the period commencing on the date of such termination and of a length equal to 12 months. The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. This Agreement shall terminate in its entirety immediately upon the death of Employee. Except as expressly provided to the contrary in this section or applicable law, Employee's rights to pay and benefits shall cease on the date his employment under this Agreement terminates.

    3.2 CAUSE. For purposes of this Article III, "cause" shall mean the following: (i) indictment for or conviction of, or a plea of nolo contendere to, any felony or gross misdemeanor; (ii) commission of an act of fraud, theft or embezzlement or commission of similar acts involving dishonesty or moral turpitude; (iii) Employee's failure to devote substantially all of his working time and efforts during normal business hours to the business of the Company and its subsidiaries except as otherwise permitted by this Agreement; (iv) knowingly providing materially misleading information concerning the Company or any of its subsidiaries to the Company or the Board of Directors of the Company; (v) a breach by Employee of his obligations under Article IV of this Agreement; or
(vi) Employee's failure to substantially perform his material duties as an employee of the Company under this Agreement which failure is not cured within thirty (30) days after written notice from the Board of Directors of the Company specifying the act(s) of nonperformance.

    3.3 DISABILITY. If Employee is unable to perform his duties under this Agreement as the result of a disability caused by injury or illness and such disability has continued for a period specified in the Company's general disability policy, the Board of Directors of the Company may, in its discretion, determine that Employee is unable to work and terminate his employment under this Agreement. Upon any such termination for inability to work, Employee shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of the Company during the period he remains disabled. As used herein, the term "disability" shall have the same meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, except for that section's reference to "12 months," which time period shall instead be as provided in the Company's general disability policy. In the event of Employee's termination on grounds of inability to work, the Company shall pay Employee all salary due or accrued as of the date of such termination, and all accrued vacation pay and bonuses. In addition, following such termination, the Company shall continue Employee's base salary in accordance with Section 3.1, but the aggregate amount of such payments shall be reduced by any amounts received by Employee under any disability plan provided by the Company.

    3.4 CERTAIN REASONS. For purposes of this Agreement, "Certain Reasons" shall mean (i) a reduction in the cash compensation of Employee (exclusive of bonuses) or a material reduction in the benefits provided to Employee, except as part of a salary or benefit reduction program by the Company that is applicable generally to the executive officers; (ii) a material demotion in responsibilities or duties of Employee; or (iii) relocation of Employee's workplace to any place more than fifty miles from the Minneapolis, Minnesota, Metropolitan Area provided, in each case, that Employee has given written notice of Employee's intention to terminate for Certain Reasons, citing the Certain Reason or Reasons and the Company has not cured the Certain Reasons within thirty (30) days after receipt of the notice.

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IV. NON-COMPETITION, CONFIDENTIALITY AND TRADE SECRETS

    4.1 AGREEMENT NOT TO COMPETE. In consideration of the covenants and agreements contained in this Agreement, the Merger Agreement and the Option Agreement, Employee agrees as follows:

         (a) During the period of Employee's continued employment by the Company or any subsidiary or parent of the Company (for purposes of this section, the "Company"), Employee will not render services or give advice to, affiliate with (as employee, partner, consultant or otherwise), or invest or acquire any interest in, in whole or in significant part, any other person or organization which is engaged in or about to become engaged in franchising, developing, owning or operating a restaurant or other food service establishment that utilizes, in whole or in significant part, a buffet, smorgasbord or cafeteria service format (a "Conflicting Organization"). Employee shall not, however, be prohibited from investing in securities of any company that is listed on a national securities exchange or traded on NASDAQ, provided that Employee does not hereafter own, or have the right to acquire, more than 3% of the outstanding voting securities of such company.

         (b) During the two-year period commencing immediately after cessation or termination of Employee's employment with the Company, whether voluntary or involuntary, with or without cause, Employee will not render services or give advice to, or affiliate with (as employee, partner, consultant or otherwise) or invest or acquire any interest in, any Conflicting Organization operating within twenty-five (25) miles of any location where a Company restaurant is then currently operating, or where the Company or a present or prospective franchisee of the Company has leased or purchased, or is then negotiating to lease or purchase, a site on which it plans to operate a Company restaurant. Notwithstanding the foregoing, if the business of the Conflicting Organization has separate and distinct divisions, Employee may, following termination of such employment, render services or give advice to, or affiliate with, a division which would not itself constitute a Conflicting Organization if, prior thereto, the Company receives written assurances satisfactory to the Company from the Conflicting Organization and Employee that Employee will not directly or indirectly render services or give advice or information to any division of such Conflicting Organization which would itself constitute a Conflicting Organization.

         (c) Employee further agrees that, during the periods described in subparagraphs (a) and (b) of this Section 4.1, Employee will not, directly or indirectly, assist or encourage any other person to carry out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 4.1 if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that Employee will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

    4.2 NON-DISCLOSURE OF INFORMATION. During the period of his employment hereunder, and at all times thereafter, Employee shall not, without the written consent of the Company, directly or indirectly (whether through written or printed materials, electronic media, or oral communications, and whether Employee's source of information is written or printed materials, electronic media, oral communications, or his own memory), disclose to any person, other than an employee of the Company or any of its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an Employee of the Company and except where such disclosure may be required by law, or use as owner, director, officer, manager, trustee, partner, employee, independent contractor, agent, or consultant in any business venture or other enterprise or endeavor, any material confidential information obtained by him while in the employ of the Company

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with respect to any recipes, know-how or the like, services, customers, methods or future plans of the Company or any of its subsidiaries (the "Information"), all of which Employee acknowledges are valuable, special and unique assets the disclosure of which Employee acknowledges may be materially damaging. Information under this Section 4.2 does not include information that is or becomes generally available to the public other than as a result of a disclosure by Employee or anyone to whom Employee transmits Information.

    4.3 REMEDIES. Employee acknowledges that the services that Employee will provide to the Company under this Agreement are unique and that irreparable harm will be suffered by the Company in the event of the breach by Employee of any of Employee's obligations under this Agreement, and that the Company will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this Agreement. Any claims asserted by Employee against the Company shall not constitute a defense in any injunction action brought by the Company to obtain specific enforcement of this Agreement.

    4.4 COVENANTS REASONABLY NECESSARY. Employee represents and warrants for the benefit of the Company that the covenants in this Agreement are reasonably necessary for the protection of the Company's interests under this Agreement and the Merger Agreement and are not unduly restrictive upon Employee.

V.  MISCELLANEOUS

    5.1 AMENDMENT. This Agreement may be amended only in writing, signed by both parties.

    5.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings, oral or written, between the parties; all prior agreements regarding the subject matter of this Agreement are hereby terminated.

    5.3 ASSIGNMENT. The Company may in its sole discretion assign this Agreement to any entity which succeeds to some or all of the business of the Company through merger, consolidation, a sale of some or all of the assets of the Company, or any similar transaction. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or obligations under this Agreement.

    5.4 SUCCESSORS. Subject to Section 5.3, the provisions of this Agreement shall be binding upon the parties hereto, upon any successor to or assignee of the Company, and upon Employee's heirs and the personal representative of Employee or Employee's estate.

    5.5 NOTICES. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

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         If to the Company, to:

         Buffets, Inc.
         10260 Viking Drive
         Eden Prairie, Minnesota 55344

         Attention:  Chairman and CEO

         With a copy to:  H. Thomas Mitchell, Corporate Counsel

         If to Employee, to:

         Kerry A. Kramp
         10260 Viking Drive
         Eden Prairie, Minnesota 55344

or to such other addresses as either party may designate in writing to the other party from time to time.

    5.6 WAIVER OF BREACH. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

    5.7 SEVERABILITY. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

    5.8 GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

    5.9 HEADINGS. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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    5.10 COUNTERPARTS.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.


                                       BUFFETS, INC.


                                       By   /s/ ROE H. HATLEN
                                         --------------------------------
                                         Its  CHAIRMAN & CEO


                                       EMPLOYEE


                                            /s/ KERRY A. KRAMP
                                         --------------------------------